UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

GALENFEHA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-188800	46-2283393
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
	420 Throckmorton Street, Suite 200	76102
	Ft. Worth, Texas 76102	(Zip Code)
(Address of principal executive offices)

(817) 945-6448
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

On May 30, 2019, Mr. Trey Moore resigned from his position as Chief Executive Officer and Director, and is no longer affiliated with the company in any capacity. On May 30, 2019, Mr. Lucien Marioneaux resigned from his position as Director, and is no longer affiliated with the company in any capacity.

On June 1, 2019, Mr. James Ketner assumed the role of President, Chief Executive Officer, and Chairman of the Board.

Item 7.01 Regulation FD

Galenfeha management would like to make clear our intentions over the next several months to all investors and regulators:

We intend on selling the wholly owned subsidiary Fleaux Solutions, LLP. This sale will include all operations, assets, and debts associated with these operations.

There is a possibility we are going to change the name of the company. This name change will occur if a merger/acquisition is available, and the name change is necessary to complete the acquisition/merger.

In the event of a merger/acquisition, and only after this merger/acquisition is solidified where the resultant company and operations new valuation (using historic averages of the S&P 500 over the last 30 years), will lead to a substantially higher price per common share than what is being quoted at the time of this filing, management intends on reversing the common share structure by 1:10.

Management intends on withdrawing the registration statement. This by no means should be interpreted that the company is going ‘Dark’. We will report simplified non-audited financial statements on the company website, which will be made readily available for audit by any regulatory agency or shareholder to verify the accuracy of the information provided. The primary reason for this action is to reduce operating cost.

Item 8.01 Other Events

The company paid the principle balance in cash on the final convertible debenture with Power Up lending. There will be no more common stock conversions with this note. The company has no outstand debt that converts into common stock at the time of this filing.

The company changed Transfer Agents from Island Stock Transfer to Transfer Online. The primary reason for the change in Transfer Agents was to keep the company’s common stock FAST/DWAC services available to shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2019

GALENFEHA, INC.

/s/ James Ketner
James Ketner
President/CEO
Galenfeha, Inc.